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                                                                    EXHIBIT 10.2


                         EXECUTIVE EMPLOYMENT AGREEMENT
               BETWEEN SCOTT VICARI AND HOSTING SITE NETWORK, INC.


      This Executive Employment Agreement ("Agreement") is made and effective this 30th day of April 2001 by and between Hosting Site Network, Inc., a Delaware corporation ("Company") and Scott Vicari ("Executive").

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Employment. The Company hereby agrees to employ the Executive for a term beginning on the date of this Agreement and ending April 30, 2004 as its President, CEO and Treasurer, and the Executive hereby accepts such employment in accordance with the terms of this Agreement.

      2. Duties of the Executive. The Executive shall devote substantial time, attention and energy to the affairs of the Company and/or its subsidiaries during the term of this Agreement and shall have such duties, responsibilities and authority as shall be the character and dignity appropriate and consistent with the position and title of President or such responsibility or authority as from time to time additionally authorized by the Board of Directors. The Executive may engage in other activities, such as serving on the Board of Directors of other corporations/organizations, and/or advising other corporations/ organizations in each case to the extent that such activities do not materially detract from or limit the performance of the Executive's duties under this Agreement, or inhibit in any material way the business of the Company and its subsidiaries. The Executive will engage in no activity, paid or otherwise, for a competitor of the Company so long as this Agreement is in effect. The Executive shall perform all duties in a professional, ethical and businesslike manner.

      3. Compensation. The Executive will be paid compensation during this Agreement as follows:

      (a)   No base salary.

      (b) The Executive will be granted a total of 3,000,000 shares of common stock of the Company. However, if his employment with the company is terminated prior to December 31, 2002 he forfeits the entire 3,000,000 shares of the Company's common stock. If his employment with the Company is terminated prior to December 31, 2003 he forfeits 2,000,000 shares of the Company's stock. If his employment with the Company is terminated prior to December 31, 2004 he forfeits the remaining 1,000,000 shares of the Company's stock.
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      4. Benefits.

            (a) Expense Reimbursement: The Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment incurred by the Executive in the performance of his duties. The Executive will maintain records and written receipts as required by Company policy and reasonably requested by the Board of Directors to substantiate such expenses.

      5. Termination by Company.

            (a) The Company shall have the right to terminate this Agreement under the following circumstances:

      (i)   Upon the death of the Executive.

      (ii) Upon notice to the Executive in the event of notice of illness or other disability which has incapacitated him from performing his duties for two (2) consecutive months as determined in good faith by the Board.

      (iii) For good cause upon notice from the Company. Termination by the Company of the Executive for "good cause" as used in this Agreement shall include gross negligence, misappropriation or theft of Company funds or conviction of state or federal offenses, which would prevent the Executive from performance of his duties.

With respect to any termination for good cause by the Company, the specifics of the cause shall be communicated to the Executive in writing at least thirty (30) days prior to the date on which the termination is proposed to take effect.

            (b) If this Agreement is terminated pursuant to Section 5(a)(iii) above, Executive's rights and the Company's obligations hereunder shall forthright terminate except as expressly provided in this Agreement.

      6. Termination by Executive. The Executive shall have the right to terminate this Agreement with thirty (30) days written notice to the Company given within thirty (30) days of the occurrence of any of the following events:

      (a) The Executive is not elected or retained as President of the Company; or

      (b) The Company acts to materially reduce the Executive's position, title, duties, authority or responsibilities.


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      7. Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage pre-paid, or recognized overnight delivery service;

      If to the Company:                           If to the Executive:

      Attn.:  Matt Sebal, Secretary                Scott Vicari
      Hosting Site Network, Inc.                   Hosting Site Network, Inc.
      32 Poplar Place                              32 Poplar Place
      Fanwood, New Jersey 07023                    Fanwood, New Jersey 07023

      8. Final Agreement. This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

      9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of New York.

      10. Headings. Headings in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

      11. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Executive, his heirs, distributees and assigns.

      12. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

      13. Arbitration. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgement upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such Arbitration shall be concluded in New York, New York. Within fifteen (15) days of the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

      14. Protection of the Company's Interests. During the term of this Agreement, the Executive shall not directly or indirectly engage in competition with the Company. At no time shall the Executive divulge, furnish, or make accessible to any person any


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information of a confidential or proprietary nature obtained by him while in the employ of the Company except as necessary in the performance of his duties.

      15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


/s/Scott Vicari
-----------------------------------
Scott Vicari
Executive's Signature and Acceptance


/s/ Matthew Sebal                       /s/ Ralph Brown
-----------------------------------     ----------------------------------------
Matthew Sebal                           Ralph Brown
Secretary                               Director
Hosting Site Network, Inc.              Hosting Site Network, Inc.


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